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                             FEE WAIVER UNDERTAKING

                                     LMM LLC
                                100 Light Street
                            Baltimore, Maryland 21202




Legg Mason Investment Trust, Inc.
100 Light Street
Baltimore, Maryland 21202

        Re:    Legg Mason Opportunity Trust - Fee Waiver/Expense Reimbursement

Ladies and Gentlemen:

        LMM LLC ("LMM") hereby notifies you that it will waive its compensation (and, to the extent necessary, bear other expenses) through April 30, 2004, to the extent that expenses of the Financial Intermediary Class of Legg Mason Opportunity Trust (the "Fund") (exclusive of taxes, interest, brokerage and extraordinary expenses) would exceed an annual rate of 1.24%.

        If on any day during which LMM is the investment manager, the estimated annualized operating expenses of the Financial Intermediary Class of the Fund for that day are less than the operating expense limit described above, LMM shall be entitled to reimbursement by the Fund of the investment management fees waived or reduced and other payments remitted by LMM on behalf of the Fund pursuant to this expense limitation (the "Reimbursement Amount") during any of the previous thirty-six (36) months, to the extent that the Financial Intermediary Class' annualized operating expenses plus the amount so reimbursed is less than or equals, for such day, the operating expense limit provided for above, provided that such amount paid to LMM will in no event exceed the total Reimbursement Amount and will not include any amounts previously reimbursed.

        In addition, Legg Mason Funds Management, Inc. hereby notifies you that it will waive its compensation with respect to the Fund to the same extent that LMM does.

        We understand and intend that you will rely on this undertaking in preparing and filing Registration Statements for the Fund with the Securities and Exchange Commission on Form N-1A, in accruing the Fund's expenses for purposes of calculating its net asset value per share and for other purposes, and we expressly permit you to do so.

LMM LLC                                     Legg Mason Funds Management, Inc.



By:  /s/ Jennifer W. Murphy                        By: /s/ Jennifer W. Murphy
    -----------------------                            -----------------------
        Jennifer W. Murphy                                Jennifer W. Murphy
        Chief Operations Officer                          Senior Vice President